Galena Biopharma Announces Settlement of Securities Class Action and Shareholder Derivative Lawsuits

San Ramon, California, December 4, 2015— Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs, today announced the Company has reached an agreement in principle to settle both the consolidated putative federal class action, In Re Galena Biopharma, Inc. Securities Litigation, and the federal consolidated derivative action, In Re Galena Biopharma, Inc. Derivative Litigation, pending in the United States District Court for the District of Oregon. The lawsuits were brought against the Company and/or a number of its current and former directors and officers following allegations of stock promotion and insider trading in early 2014. The agreement in principle was reached in connection with a voluntary mediation held by Judge Layn Phillips.

The settlement agreements contain no admission of liability or wrongdoing and include a full release of the Company and the current and former officers and directors in connection with the allegations made in the lawsuits. The Company believes the claims are without merit, but is settling the lawsuits to avoid potentially lengthy, costly, distracting and time-consuming litigation. The settlements are subject to definitive documentation, shareholder notice, and court approval.

The agreement in the securities action provides for a settlement payment to the class of $20,000,000, of which $16,700,000 will be paid by the Company’s insurance carriers, and $3,300,000 will be paid by the Company through a combination of $2,300,000 in cash and $1,000,000 in shares of the Company’s common stock. The shares shall constitute less than one percent of the total shares then outstanding.

The terms of the settlement for the derivative action include a payment of $15,000,000 in cash by the Company’s insurance carriers, which the Company will use to fund the class action settlement, and cancellation of 1,200,000 director stock options. Galena has also agreed to adopt or continue its implementation of changes and additions to certain corporate governance policies, protocols and practices. In addition, the Company’s insurance carriers agreed to pay $5,000,000 for plaintiff’s attorneys’ fees and costs, subject to Court approval.

Mark W. Schwartz, Ph.D., President and Chief Executive Officer, stated, “We are pleased to have reached an agreement with the plaintiffs and believe that settling the cases at this time is in the best interests of the Company and our shareholders. I look forward to closing this chapter for the Company and continuing our focused efforts on advancing our clinical development pipeline.”

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs. Galena’s development portfolio is focused primarily on addressing the rapidly growing patient populations of cancer survivors by harnessing the power of the immune system to prevent cancer recurrence. The Company’s pipeline consists of multiple mid- to late-stage clinical assets, including novel cancer immunotherapy programs led by NeuVax™ (nelipepimut-S) and GALE-301. NeuVax is currently in a pivotal, Phase 3 clinical trial with several concurrent Phase 2 trials ongoing both as a single agent and in combination with other therapies. GALE-301 is in a Phase 2a clinical trial in ovarian and endometrial cancer and in a Phase 1b given sequentially with GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the status of ongoing litigation, development of Galena’s product candidates, patient enrollment in our clinical trials, as well as other statements related to the progress and timing of our development activities. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2014 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
rbernarda@galenabiopharma.com